Exhibit  3.1
Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock filed with Delaware Secretary of State on December 23, 2020

MOBILESMITH, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,
 RIGHTS AND LIMITATIONS
OF
SERIES A CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151(g) OF THE
DELAWARE GENERAL CORPORATION LAW

        The undersigned, Jerry Lepore and Gleb Mikhailov, do hereby certify that:

                1.They are the President and Secretary, respectively, of MobileSmith, Inc., a Delaware corporation (the “Corporation”).

                2. The Corporation is authorized to issue 5,000,000 shares of preferred stock, none of which have been issued.

                3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

        WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 5,000,000 shares, $0.001 par value per share, issuable from time to time in one or more series;

        WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any Series A Preferred Stock and the designation thereof, of any of them; and

        WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to 1,750,000 shares of the preferred stock which the Corporation has the authority to issue, as follows:

        NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:
TERMS OF PREFERRED STOCK

Section 1.                      Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Agent” means the individual designated by the Requisite Holders to perform the functions described herein and agrees to perform such functions in writing.

“Automatic Conversion Notice” shall have the meaning set forth in Section 5(c).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of North Carolina are authorized or required by law or other governmental action to close.
 “Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.
“Conversion Date” shall have the meaning set forth in Section 5(a).

“Conversion Ratio” means thirty (30) shares of Common Stock for each share of Series A Preferred Stock, subject to adjustment as set forth herein.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock in accordance with the terms hereof.

“Debentures” means the debt instruments set forth on Exhibit A of the Series A Exchange Agreement.

“DGCL” means the Delaware General Corporation Law.
“Dividend Date” shall have the meaning set forth in Section 3(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Transaction” means in the event the Corporation (i) directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) directly or indirectly, in one or more related transactions consummates a stock or share exchange or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share exchange or other business combination).
“Holder” shall have the meaning given such term in Section 2.

“Liquidation Event” means, whether in a single transaction or series of transactions, the voluntary or involuntary liquidation, dissolution or winding up of the Corporation or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Corporation and its Subsidiaries, taken as a whole.

“North Carolina Courts” shall have the meaning set forth in Section 9(d).

“Notice of Conversion” shall have the meaning set forth in Section 5(a).

“Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Payment-in-Kind” shall have the meaning set forth in Section 3(c).
“Permitted Assigns” means the Persons identified in the Series A Exchange Agreement to whom Series A Preferred Stock will be issued contemporaneously with the issuance of Series A Preferred Stock pursuant to the Series A Exchange Agreement.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Requisite Holders” means the written consent or approval of at least two-thirds (2/3rds) of the then outstanding Series A Preferred Stock.
“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.
“Securities” means the Series A Preferred Stock and the Conversion Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Exchange Agreement” means the Series A Exchange Agreement entered into simultaneously with the Original Issue Date among the Corporation and the holders of the Corporation’s outstanding Debentures for the issuance of 9,778 shares of Series A Preferred Stock, as amended, modified or supplemented from time to time in accordance with its terms.

“Series A Preferred Stock” shall have the meaning set forth in Section 2.

“Series A Preferred Stock Value” means the Stated Value multiplied by the then number of outstanding shares of Series A Preferred Stock.

“Share Delivery Date” shall have the meaning set forth in Section 5(c).

“Stated Value” shall have the meaning set forth in Section 2.

“Subsidiaries” means any subsidiaries of the Corporation as set forth on Schedule 4.1(a)) of the Series A Exchange Agreement and shall, where applicable, also include any direct or indirect subsidiary of the Corporation formed or acquired after the date of the Series A Exchange Agreement.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the North Carolina Stock Exchange, OTCQB, OTCQX or OTC Pink (or any successors to any of the foregoing).

“Transaction Documents” means this Certificate of Designation, the Series A Exchange Agreement and all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Series A Exchange Agreement.

“Transfer Agent” means Issuer Direct Corporation, the current transfer agent of the Corporation, with a mailing address of 1 Glenwood Avenue, Suite 1001, Raleigh, North Carolina 27603, and any successor transfer agent of the Corporation.

Section 2.                      Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and the number of shares so designated shall be up to 1,750,000 (which shall not be subject to increase without the written consent of the holders of a majority of the then outstanding Series A Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Series A Preferred Stock shall have a par value of $0.001 per share and a stated value equal to $42.90 (the “Stated Value”).
Section 3.                      Dividends.

a) Dividend Preference. The Holders of each share of the Series A Preferred Stock then outstanding shall be entitled to receive an annual dividend equal to $3.43, subject to proration described below, out of any funds and assets of the Corporation legally available therefor, prior and in preference to any declaration or payment of any dividend payable on the Common Stock, payable bi-annually during the months of January and July each year (each, a “Dividend Date”). Such dividends shall accrue and be prorated with respect to each share of Series A Preferred Stock from the date on which such share is issued and outstanding and thereafter shall be deemed to accrue from day to day whether or not earned or declared and whether or not there exists profits, surplus, or other funds legally available for the payment of dividends, and shall be cumulative so that, if such dividends on the Series A Preferred Stock shall not have been paid, or declared and set apart for payment, the deficiency shall be fully paid or declared and set apart for payment before any dividend shall be paid or declared or set apart for the Common Stock.

b)  Payment of Dividends. Each dividend shall be paid either in shares of Series A Preferred Stock (“Payment-in-Kind”) or in cash, at the option of the Corporation, on the respective Dividend Date. For Payment-in-Kind dividends, each Holder on the record date for such dividend will receive that number of shares of Series A Preferred equal to (i) $3.43 divided by (ii) the Stared Value and (iii) multiplied by the number of shares of Series A Preferred Stock held by such Holder. No fractional shares shall be issued upon payment of such dividends pursuant to this Section 3(c) and the number of shares to be issued upon payment of such dividends will be rounded up to the nearest whole share based on the aggregate number of shares of Series A Preferred Stock held by such Holder.

Section 4.                      Voting and Other Rights.

a)                       Voting Rights. The Holders of Series A Preferred Stock shall have no voting rights with respect to any matters to be voted on by the stockholders of the Corporation. Holders of the Series A Preferred Stock shall be entitled to written notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled by vote, which notice would be provided pursuant to the Corporation’s bylaws and the DGCL.

b)                       Board Observation Rights. So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall invite a representative of the Agent to attend all meetings of its Board and any committee thereof in a nonvoting observer capacity and, in this respect, shall give the representative of the Agent copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree in writing to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Corporation reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Corporation and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such holder or its representative is a competitor of the Corporation. The Corporation shall reimburse the representative of the Agent with board observation rights pursuant hereto for all reasonable out-of-pocket travel expenses incurred (consistent with the Corporation’s travel policy) in connection with attending meetings of the Board.

c)                       Inspection Rights. The Corporation shall permit the Agent and its representatives to visit and inspect the Corporation’s properties; examine its books of account and records; and discuss the Corporation’s affairs, finances, and accounts with its officers, during normal business hours of the Corporation as may be reasonably requested by the Agent; provided, however, that the Corporation shall not be obligated pursuant to this Section 4(c) to provide access to any information that it reasonably considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Corporation) or the disclosure of which would adversely affect the attorney-client privilege between the Corporation and its counsel. The Corporation shall reimburse the Agent for all reasonable out-of-pocket travel expenses incurred (consistent with the Corporation’s travel policy) in connection with the exercise of its inspection rights under this Section 4(c).

d)            Agent of the Holders. The Corporation may look solely to the Agent with respect to any matters relating to the giving or receipt of notices, consents or waivers from the Holders under this Certificate of Designation.

e)              Rights and Duties of Agent.

(i)  In acting under this Certificate of Designation and in connection with the Series A Preferred Stock, the Agent is acting solely as agent of the Holders and does not assume any obligation or relationship of agency or trust for or with the Corporation or any stockholder of the Corporation.

(ii)           The Agent may consult with counsel satisfactory to it, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice of such counsel.

(iii)
The Agent shall be protected and shall incur no liability for or in respect of any action taken or thing suffered by it in reliance upon any notice, direction, consent, certificate, affidavit, statement or other paper or document reasonably believed by it to be genuine and to have been presented or signed by the Holders, or any of them. The Agent will not have any liability to any Holder or other person as a result of its inability to perform any of its obligations under this Certificate of Designation by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation.

(iv)
The Agent shall be obligated to perform only such duties as are herein and no implied duties or obligations shall be read into this Certificate of Designation against the Agent. The Agent shall not be under any obligation to take any action hereunder or thereunder which may tend to involve it in any expense or liability for which it does not receive indemnity. The Agent shall have no duty or responsibility in case of any default by the Corporation in the performance of its covenants or agreements contained herein except as directed by the Requisite Holders, including any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise.

(v)
The Agent shall not be accountable with respect to the validity or value of any Conversion Shares or of any securities or property which may at any time be issued or delivered upon conversion of the Conversion Shares and it makes no representation with respect thereto. The Agent shall not be responsible for any failure of the Corporation to comply with any of the covenants of the Corporation contained in this Certificate of Designation.

(vi)
The Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Certificate of Designation, unless the Agent shall have been instructed by the Requisite Holders to refrain from exercising such rights or to take or refrain from taking such action. The Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any officer, director, or manager of any Holder, and to apply to such officers, directors or managers for advice or instructions in connection with its duties, and shall not be liable to such Holder for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer, director or manager or in good faith reliance upon any statement signed by any one of such officers, directors or managers of the Holders with respect to any fact or matter (unless other evidence in respect thereof is herein specifically prescribed) which may be deemed to be conclusively proved and established by such signed statement.

(vii)
Nothing herein shall preclude the Agent from acting in any other capacity for any Holder or for any other legal entity.

(viii)
The Agent shall not be responsible for and makes no representation as to the validity or adequacy of this Certificate of Designation or the Series A Preferred Stock and it shall not be responsible for any statement in this Certificate of Designation or the Series A Preferred Stock other than its signature thereon as a Holder and with respect to representations made in such capacity.

(ix)
The Corporation agrees to reimburse the Agent upon request for all reasonable out of pocket expenses incurred by it, including the reasonable expenses of the Agent’s agents and counsel. Each of the Holders shall indemnify (to the extent not reimbursed by the Corporation) pro rata according to their respective aggregate number of Series A Preferred Stock held and hold harmless the Agent against any loss, liability or reasonable expense (including reasonable agents’ and attorneys’ fees and expenses) incurred by it without willful misconduct, gross negligence or bad faith on its part arising out of or in connection with the acceptance or performance of its duties under this Certificate of Designation. The Agent shall notify the Holders promptly of any claim for which it may seek indemnity and the failure to provide such notice shall not prejudice the Agent’s right to indemnity hereunder unless and to the extent that the Holders’ ability to defend any such claim shall have been compromised as a result of such failure to notify. The Corporation need not reimburse any expense and the Holders shall not be obligated to indemnify against any loss or liability incurred by the Agent through willful misconduct, gross negligence or bad faith. The obligations pursuant to this Section 4(d)(i) shall survive regardless of whether any shares of Series A Preferred Stock remain outstanding.

(x)
The Agent may at any time resign by giving written notice to the Holders of such intention on its part, specifying the date on which its desired resignation shall become effective; provided, however, that such date shall not be less than 30 days after the date on which such notice is given, unless the Holders otherwise agree. Such resignation under this Section 4(e)(x) shall take effect upon the appointment by the (remaining) Holders as hereinafter provided of a successor Agent and the acceptance of such appointment by such successor Agent. Any successor Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor and to the Holders an instrument accepting such appointment hereunder, and thereupon such successor Agent, without any further act, deed or conveyance, shall become vested with all the rights and obligations of such predecessor with like effect as if originally named as Agent hereunder. As soon as practicable after appointment of the successor Agent, the Holders shall cause written notice of the change in the Agent to be given to the Corporation. Failure to give any notice provided for in this Section 4(d)(i) or any defect therein, shall not affect the legality or validity of the appointment of a successor Agent, as the case may be.

f)
Matters Requiring Agent Approval. So long as any of shares of the Series A Preferred Stock remain outstanding, the Company will not, without the approval of the Agent:

(i)  make any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;

(ii)  make any loan or advance to any person, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Company’s Board of Directors;

(iii)
guarantee any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;

(iv)
make any investment other than investments in prime commercial paper, money market funds, certificates of deposit in any United States bank having a net worth in excess of $100,000,000 or obligations issued or guaranteed by the United States of America, in each case having a maturity not in excess of two years;

(v)
incur any indebtedness in excess of $25,000 individually or in the aggregate, other than trade credit incurred in the ordinary course of business;

(vi)
increase or approve the compensation of the named executive officers, including benefits, bonuses and issuances of equity compensation; provided, however, that approval by the Agent of a pool of compensation benefits to be allocated by the Company will constitute approval of each specific allocation of such benefits by the Company;

(vii)
change the principal business of the Company, enter new lines of business, or exit the current line of business;

(viii)
sell, transfer, exclusively license, pledge or encumber any material Intellectual Property of the Company, except in the ordinary course of business;

(ix)
create or authorize the creation of or issue any other security convertible into or exercisable for any equity security of the Company, other than issuances to officers, directors, employees, consultants or advisors pursuant to equity compensation plans approved by the Company’s Board of Directors;

(x)
purchase or redeem or pay any dividend on any capital stock, other than stock repurchased from former employees or consultants in connection with the cessation of their employment or consulting services, at the lower of fair market value or cost; or

(xi)
 increase the number of shares authorized for issuance to officers, directors, employees, consultants and advisors pursuant to equity incentive plans or other similar compensatory agreements or arrangement.

Section 5.                      Conversion of Series A Preferred Stock.

a)                      Conversions at Option of the Holder. Subsequent to the Original Issuance Date, each share of Series A Preferred Stock shall be convertible, at any time and from time to time, at the option of the Holder thereof, into that number of shares of Common Stock equal to the then effective Conversion Ratio. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series A Preferred Stock to be converted, the number of shares of Series A Preferred Stock owned prior to the conversion at issue, the number of shares of Series A Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series A Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Series A Preferred Stock to the Corporation unless all of the shares of Series A Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series A Preferred Stock promptly following the Conversion Date at issue. Shares of Series A Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.
b) Mechanics of Conversion.

i. Delivery of Conversion Shares Upon Conversion. Not later than seven (7) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder (A) Conversion Shares representing the number of Conversion Shares being acquired upon the conversion of the Series A Preferred Stock and (B) a bank check in the amount of accrued and unpaid dividends, if any, payable at the next Dividend Date to occur.

ii. Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original Series A Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Conversion Notice.

iii. Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Series A Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Series A Exchange Agreement) be issuable (taking into account the adjustments and restrictions of Section 6) upon the conversion of the then outstanding shares of Series A Preferred Stock. The initial number of shares of Common Stock reserved for conversions of the Series A Preferred Stock and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of Preferred Shares held by each Holder on the Original Issuance Date or increase in the number of reserved shares (as the case may be) (the “Authorized Share Allocation”). In the event a Holder shall sell or otherwise transfer any of such Holder’s Series A Preferred Stock, each transferee shall be allocated a pro rata portion of such Holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Series A Preferred Stock shall be allocated to the remaining Holders of Series A Preferred Stock, pro rata based on the number of Series A Preferred Stock then held by such Holders. If, notwithstanding this Section 5(b)(iii) and not in limitation thereof, at any time while any of the Series A Preferred Stock remain outstanding the Corporation does not have a sufficient number of authorized and unissued shares of Common Stock to satisfy its obligation to have available for issuance upon conversion of the Series A Preferred Stock at least a number of shares of Common Stock equal to 100% of the Conversion Shares (an “Authorized Share Failure”), then the Corporation shall immediately take all reasonable action (within its control) to increase the Corporation’s authorized shares of Common Stock to an amount sufficient to allow the Corporation to reserve and have available the Conversion Shares for all of the Series A Preferred Stock then outstanding. Without limiting the generality of the foregoing sentence, as soon as practical after the date of the occurrence of an Authorized Share Failure, the Corporation shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock or obtain the approval of its stockholders for such increase through a written consent if appropriate under applicable law. In connection with such meeting, the Corporation shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock. Nothing contained in this Section 5(c)(iii) shall limit any obligations of the Corporation under any provision of the Purchase Agreement. The Corporation covenants that all shares of Common Stock that shall be issuable upon conversion of Series A Preferred Stock shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

iv. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series A Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Stated Value or round up to the next whole share.
c)                       Automatic Conversion. Subsequent to the Original Issuance Date and immediately prior to the occurrence of a Fundamental Transaction, the then outstanding shares of Series A Preferred Stock shall be automatically converted into shares of Common Stock equal to the then effective Conversion Ratio by delivering to a Holder of Series A Stock written notice by the Company no less than ten (10) Trading Days prior to the consummation of a Fundamental Transaction to effect such automatic conversion (the “Automatic Conversion Notice”).

d)                       Procedural Requirement for Automatic Conversion. Each Holder of Series A Preferred Stock or the Agent shall be sent the Automatic Conversion Notice indicating the time and the place for the automatic conversion of all such shares of Series A Preferred Stock pursuant to Section 5(d). Upon receipt of such notice, each Holder of shares of Series A Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered Holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series A Preferred Stock converted pursuant to Section 5(c), including the rights, if any, to receive notices and vote (other than as a Holder of Common Stock), will terminate upon the automatic conversion (notwithstanding the failure of the Holder or Holders thereof to surrender any certificates at or prior to such time of automatic conversion), except only the rights of the Holders thereof, upon surrender of any certificate or certificates of such Holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 5(d). As soon as practicable after the automatic conversion and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Series A Preferred Stock, the Corporation shall issue and deliver to such Holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof Such converted Series A Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.
Section 6.                      Certain Adjustments.

a) Stock Splits. If the Corporation, at any time while this Series A Preferred Stock is outstanding: (i) subdivides outstanding shares of Common Stock into a larger number of shares, (ii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iii) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Ratio shall be adjusted on an identical basis. Any adjustment made pursuant to this Section 6(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b) Calculations. All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 6, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

c) Notice to the Holders.

i. Adjustment to Conversion Ratio. Whenever the Conversion Ratio is adjusted pursuant to any provision of this Section 6, the Corporation shall promptly deliver to each Holder or the Agent a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.
ii. Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series A Preferred Stock, and shall cause to be delivered to each Holder or the Agent at its last address as it shall appear upon the stock books of the Corporation, at least ten (10) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any of the Subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K as such rules are applicable to the Corporation at the time that such notice filing is required hereunder.

Section 7.                      Vote to Change the Terms of or Issue Series A Preferred Stock. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, without first obtaining either the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Requisite Holders, voting together as a single class, the Corporation shall not: (a) amend or repeal any provision of, or add any provision to, its Certificate of Incorporation or bylaws, file any certificate of designations or certificate of amendment, or issue or agree to issue any security or debt instrument if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit, of the Holders of Series A Preferred Stock, regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise; or (b) without limiting any provision of Section 5, whether or not prohibited by the terms of the Series A Preferred Stock, circumvent a right of the Series A Preferred Stock.

Section 8.                      Noncircumvention. The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its Certificate of Incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations, and will at all times in good faith carry out all the provisions of this Certificate of Designations and take all action as may be required to protect the rights of the Holders.

Section 9.                      Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by email, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 5400 Trinity Road, Suite 208, Raleigh, North Carolina 27607 Attention: Legal Department, email address legal@mobilesmith.com or such other email address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9(a). Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile or e-mail, or sent by a nationally recognized overnight courier service addressed to each Holder or the Agent at the facsimile number or address of such Holder or the Agent appearing on the books of the Corporation, or if no such facsimile number or e-mail address or address appears on the books of the Corporation, at the principal place of business of such Holder or the Agent, as set forth in the Series A Exchange Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or e-mail attachment at the e-mail address set forth in this Section 9(a) prior to 5:30 p.m. (North Carolina time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or e-mail attachment at the e-mail address set forth in this Section 9(a) on a day that is not a Trading Day or later than 5:30 p.m. (North Carolina time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.
b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages and accrued dividends, as applicable, on the shares of Series A Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.
c) Lost or Mutilated Series A Preferred Stock Certificate. If a Holder’s Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of Raleigh, North Carolina (the “North Carolina Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the North Carolina Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such North Carolina Courts, or such North Carolina Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.
e) Waiver. Any waiver by the Corporation or a Holder or the Agent of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder or the Agent to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.
f) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

i) Status of Converted or Redeemed Series A Preferred Stock. Shares of Series A Preferred Stock may only be issued pursuant to this Certificate of Designation and the Series A Exchange Agreement. If any shares of Series A Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Convertible Preferred Stock.

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RESOLVED, FURTHER, that the Chairman, the chief executive officer, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

        IN WITNESS WHEREOF, the undersigned have executed this Certificate this 23rd day of December, 2020.

/s/ Jerry Lepore_______________________ Name: Jerry Lepore Title: President	/s/ Gleb Mikhailov__________________________ Name: Gleb Mikhailov Title: Secretary

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES A PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of MobileSmith, Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates as may be required by the Corporation in accordance with the Series A Exchange Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: _____________________________________________
Number of shares of Series A Preferred Stock owned prior to Conversion: _______________
Number of shares of Series A Preferred Stock to be Converted: ________________________
Stated Value of shares of Series A Preferred Stock to be Converted: ____________________
Number of shares of Common Stock to be Issued: ___________________________
Applicable Conversion Ration:____________________________________________
Number of shares of Series A Preferred Stock subsequent to Conversion: ________________
Address for Delivery: ______________________ or DWAC Instructions: Broker no: _________ Account no: ___________ HOLDER By:___________ Name: Title: